                                                                    EXHIBIT 4.3


                             HEWLETT-PACKARD COMPANY

                        OFFICERS' CERTIFICATE PURSUANT TO
                          SECTION 301 OF THE INDENTURE

                                  JUNE 26, 2002

     We, Ann O. Baskins and Charles N. Charnas do hereby certify that we are the duly appointed Senior Vice President, General Counsel and Secretary and Assistant Secretary, respectively, of Hewlett-Packard Company, a Delaware corporation (the "COMPANY"). We further certify, pursuant to resolutions of the Executive Committee of the Board of Directors of the Company adopted on February 25, 2002 and on June 17, 2002, respectively (copies of which are attached hereto as EXHIBITS A-1 AND A-2), that pursuant to Section 301 of the Senior Indenture, dated as of June 1, 2000 (the "INDENTURE") between the Company and J.P. Morgan Trust Company, National Association (formerly known as Chase Manhattan Bank and Trust Company, National Association), as Trustee, two series of debt securities of the Company are hereby established, with the following terms and provisions:

     1. The title of each such series of Securities shall be, respectively, the "5.50% Global Notes due July 1, 2007" (the "2007 GLOBAL NOTES") and the "6.50% Global Notes due July 1, 2012" (the "2012 GLOBAL NOTES") (collectively, the "GLOBAL NOTES").

     2. The aggregate principal amount of the 2007 Global Notes that may be authenticated and delivered under the Indenture shall be $1,000,000,000 and the aggregate principal amount of the 2012 Global Notes that may be authenticated and delivered under the Indenture shall be $500,000,000 (except for Global Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Global Notes pursuant to Sections 304, 305, 306, 906 and 1107 of the Indenture, and except for any Global Notes which, pursuant to
Section 303 of the Indenture, shall be deemed never to have been authenticated and delivered thereunder).

     3. The price at which the 2007 Global Notes shall be issued to the public is 99.800% and the price at which the 2012 Global Notes shall be issued to the public is 99.955%.

     4. Interest on the Global Notes shall be payable to the Persons in whose names the Global Notes (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest.

     5. The Stated Maturity of the 2007 Global Notes on which the principal thereof is due and payable is July 1, 2007 and the Stated Maturity of the 2012 Global Notes on which the principal thereof is due and payable is July 1, 2012.

     6. The 2007 Global Notes shall bear interest at 5.50% per annum and the 2012 Global Notes shall bear interest at 6.50% per annum, both from June 26, 2002, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on January 1 and July 1 of each year (each, an "INTEREST PAYMENT DATE"), commencing January 1, 2003, to the Person in whose name such Global Notes (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day, whether or not a Business Day, immediately preceding such Interest Payment Date. Interest on each series of Global Notes shall be calculated on the basis of a 360-day year of twelve 30-day months.

     7. The rate or rates of interest, if any, payable on overdue installments of principal of, or any premium or interest on, the 2007 Global Notes shall be 5.50% per annum and the rate or rates of interest, if any, payable on overdue installments of principal of, or any premium or interest on, the 2012 Global Notes shall be 6.50% per annum.

     8. Each series of Global Notes shall be issued in the form of one or more Global Securities (the "GLOBAL SECURITIES"). So long as either series of Global Notes shall be issued in whole in the form of the Global Securities, the principal of, premium, if any, and interest, if any, on a series of Global Notes shall be paid in immediately available funds to the Depositary or a nominee of the Depositary. If at any time any series of Global Notes are no longer represented by the Global Securities and are issued in definitive form ("CERTIFICATED SECURITIES"), then the principal of, premium, if any, and interest, if any, on each Certificated Security at Maturity shall be paid to the Holder upon surrender of such Certificated Security at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of J.P. Morgan Trust Company, National Association, the Trustee), provided that such Certificated Security is surrendered to the Trustee, acting as Paying Agent, in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Securities other than at Maturity may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears on the Security Register on the relevant Regular or Special Record Date or by wire transfer in same day funds to such account as may have been appropriately designated to the Paying Agent by such Person in writing not later than such relevant Regular or Special Record Date. Each payment of principal, premium, if any, and interest, if any, shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Transfer of the Global Notes shall be registrable on the Securities Register upon the surrender of the Global Notes for registration of transfer at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of J.P. Morgan Trust Company, National Association, the Trustee).

     9. Either series of Global Notes is subject to redemption at the option of the Company (an "OPTIONAL REDEMPTION") and redeemable at the option of the Company in the event of tax events (a "REDEMPTION FOR TAX PURPOSES").

     (a) OPTIONAL REDEMPTION. The Company will have the right to redeem each of the 2007 Global Notes and the 2012 Global Notes, in whole or in part at any time, on at least 30 days but no more than 60 days prior written notice (a) mailed to the registered holders of the series of Global Notes to be redeemed and (b) published in accordance with the rules of the Luxembourg Stock Exchange. The redemption price will be equal to the greater of (1) 100% of the principal amount of the applicable series of Global Notes to be redeemed or (2) the sum, as determined by the Quotation Agent (as defined below), of the present value of the principal amount of the applicable Global Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date (the "REMAINING LIFE") discounted from the scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points in the case of the 2007 Global Notes and 30 basis points in the case of the 2012 Global Notes, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

               If money sufficient to pay the redemption price of and accrued interest on the series of Global Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on such Global Notes (or such portion thereof) called for redemption and such Global Notes will cease to be outstanding. If any redemption date is not a business day, the Company will pay the redemption price on the next business day without any interest or other payment due to the delay.

               If fewer than all of the Global Notes of a series are to be redeemed, the Trustee will select the Global Notes of such series for redemption on a pro rata basis, by lot or by such other method as the Trustee deems appropriate and fair. No Global Notes of $1,000 or less will be redeemed in part.

               For the purposes above:

               "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

               "Comparable Treasury Price" means, with respect to any redemption date, the average of the three Reference Treasury Dealer Quotations for such redemption date.

               "Quotation Agent" means the Reference Treasury Dealers.

               "Reference Treasury Dealer" means each of Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a "PRIMARY TREASURY DEALER"), the Company shall substitute therefor another Primary Treasury Dealer.

               "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by each Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

               "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.


               (b) REDEMPTION FOR TAX PURPOSES. The Company may, at its option, redeem, as a whole, but not in part, the 2007 Global Notes or the 2012 Global Notes on not fewer than 30 nor more than 60 days' prior notice to the holder of record at a redemption price equal to 100% of the principal amount of the Global Notes being redeemed, together with interest accrued to the redemption date, if either of the following occurs:

                    (1) as a result of any change in, or amendment to, the laws
               (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the consummation of this offering, the Company becomes or will become obligated to pay additional amounts as described below under Section 25(a) "Payment of Additional Amounts;" or

                    (2) any act is taken by a taxing authority of the United
               States on or after the consummation of this offering, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial likelihood that the Company will or may be required to pay such additional amounts.

               However, in order to redeem a series of Global Notes pursuant to this provision the Company will be required to determine, in the Company's business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of commercially reasonable measures available to the Company, not including substitution of the obligor under the applicable series of Global Notes or any action that would entail a material cost to the Company. The Company may not redeem unless it shall have received an opinion of counsel to the effect that because of an act taken by a taxing authority of the United States (as discussed above) such an act results in a substantial likelihood that the Company will or may be required to pay additional amounts described above and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company are entitled to redeem the applicable series of Global Notes pursuant to their terms.

     10. Neither series of Global Notes is subject to any sinking fund or analogous provisions. Neither series of Global Notes will be redeemable at the option of the Holder thereof prior to Maturity.

     11. The Global Notes shall be issuable only in denominations of $1,000 and any integral multiple thereof.

     12. Except as otherwise provided herein, the amount of payments of principal of, or any premium or interest on, either series of Global Notes may not be determined with reference to an index, formula or other method.

     13. The Global Notes may be purchased only in currency of the United States and payment of principal of, premium, if any, and interest on the Global Notes will only be made in currency of the United States.

     14. The payment of principal of, premium, if any, or interest on either series of Global Notes will not be payable at the option of the Company or the Holder in any currency or currency units other than in the currency of the United States.

     15. One hundred percent (100%) of the principal amount of either series of Global Notes will be payable upon declaration of acceleration of the Maturity of such series pursuant to Section 502 of the Indenture.

     16. The aggregate principal amount payable at Stated Maturity of the 2007 Global Notes is $1,000,000,000 and the aggregate principal amount payable at Stated Maturity of the 2012 Global Notes is $500,000,000.

     17. The defeasance and covenant defeasance provisions of Article Thirteen of the Indenture will apply to both series Global Notes.

     18. Neither series of Global Notes may be converted into other securities or property.

     19. The Depositary for the Global Notes shall be The Depository Trust Company, a New York Corporation ("DTC"). Each series of Global Notes will be represented by one or more Global Securities registered in the name of DTC or Cede & Co., as a nominee of DTC. Except as set forth in Section 305 of the Indenture, such Global Securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC.

     20. There are no Events of Default with respect to either series of Global Notes that are in addition to the Events of Default contained in the Indenture.

     21. The Trustee will also act as the Security Registrar and the Paying Agent, and for so long as either series of Global Notes is listed on the Luxembourg Stock Exchange, J.P. Morgan Bank

Luxembourg S.A., 5 Rue Plaetis, Luxembourg, L-2338, will act as Paying Agent in Luxembourg with respect to both series of Global Notes.

     22. Neither series of Global Notes is subject to any guarantee with respect to the payments of principal, premium, if any, or interest.

     23. Both series of Global Notes are unsecured.

     24. Sections 1008 and 1009 of the Indenture will apply to each series of Global Notes without variation.

     25. The following are additional provisions with respect to the each series of Global Notes:

          (a) PAYMENT OF ADDITIONAL AMOUNTS. The Company will, subject to certain exceptions and limitations set forth below, pay to the holder of any 2007 Global Note or 2012 Global Note that is a United States Alien (as defined below), as additional interest, such additional amounts as may be necessary in order that every net payment on such Global Note (including payment of the principal of and interest on such Global Note) by the Company or the Company's specified Paying Agent, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such Global Note to be then due and payable. However, the Company's obligation to pay additional amounts will not apply to:

               (1) any tax, assessment or other governmental charge that would not have been so imposed but for:

                   o the existence of any present or former connection between such holder or beneficial owner of such Global Note (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein; or

                   o such holder's or beneficial owner's past or present status as a personal holding company, passive foreign investment company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States federal income tax;

               (2) any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

               (3) any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a Global Note for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

               (4) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a Global Note;

               (5) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from a payment on a Global Note, if such payment can be made without such withholding by any other Paying Agent;

               (6) any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Global Note if such compliance is required by statute or regulation of the United States or an applicable tax treaty to which the United States is a party as precondition to relief or exemption from such tax, assessment or other governmental charge;

               (7) any tax, assessment or other governmental charge imposed on a holder that actually or constructively owns 10% or more of the combined voting power of all classes of stock of the Company;

               (8) any tax, assessment or governmental charge that would not have been imposed or withheld but for an election by the holder the effect of which is to make the payment of the principal of, or interest (or any other amount) on, a Global Note by the Company or a paying agent subject to United States federal income tax; or

               (9) any combination of items (1), (2), (3), (4), (5), (6), (7)
          and (8).

               In addition, the Company shall not be required to pay additional amounts on any 2007 Global Note or 2012 Global Note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to additional amounts (or payment of additional amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the holder of such Global Note.

               For the purposes above:

               "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary, of a foreign estate or trust.

               "United States" or "U.S." means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

               (b) LUXEMBOURG STOCK EXCHANGE. So long as a series of Global Notes is listed on the Luxembourg Stock Exchange, the following provisions will be applicable to such series of Global Notes:

                    (1) notices with respect to such series of Global Notes
               shall be published in a daily newspaper of general circulation in Luxembourg, which is expected to be the LUXEMBOURG WORT, to the extent such publication is required by the Exchange; and

                    (2) the Company will maintain a Paying Agent in Luxembourg as specified in Section 21 above, and any change in the Paying Agent and transfer agent will be published in Luxembourg as specified in (1) above to the extent such publication is required by the Exchange.

     In rendering this Officers' Certificate, each of undersigned has read the Indenture, including Sections 102, 201, 301 and 303 thereof, and has made such examinations and investigations which, in his or her opinion, are necessary to enable such person to express an informed opinion as to whether all covenants and conditions required under the Indenture to be complied with or satisfied in connection with the Trustee's authentication and delivery of the Global Notes, have been complied with or satisfied, and, in such person's opinion, all such covenants and conditions have been complied with and satisfied.

     Attached hereto as EXHIBIT B-1 AND B-2 are the forms of Global Security for each of the 2007 Global Notes and the 2012 Global Notes. We further approve all of the terms and conditions set forth on or referred to in the attached forms of Global Security. In the event that Certificated

Securities are issued in exchange for a Global Security, the form of certificate evidencing the Certificated Security shall be in substantially the form of the applicable attached Global Security, with such grammatical and other changes as are necessary to evidence the Certificated Securities in definitive form rather than as Global Securities.

     Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Indenture.



                [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date first written above.



                                               HEWLETT-PACKARD COMPANY



                                               By:
                                                  -----------------------------
                                                  Ann O. Baskins
                                                  Senior Vice President, General
                                                  Counsel and Secretary

                                               By:
                                                  -----------------------------
                                                  Charles N. Charnas
                                                  Assistant Secretary











              [Signature page to Section 301 Officers' Certificate]